Exhibit 10.8.1

PACIFIC CAPITAL BANCORP

DEFERRED COMPENSATION PLAN

AMENDMENT

This Amendment is entered into and effective as of November 8, 2010, to amend the Pacific Capital Bancorp Deferred Compensation Plan (the “DC Plan”), effective January 1, 2005, as described herein.

WHEREAS, the DC Plan is a nonqualified deferred compensation plan that allows certain select employees (the “Participants”) to defer compensation as an means to further supplement their retirement savings.

WHEREAS, in addition to the DC Plan, the Company sponsors the Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan (the “401(k) Plan”), which allows eligible employees (as defined in the 401(k) Plan), including the DC Plan Participants, to defer compensation and receive employer contributions, subject to the qualified plan limitations of the Internal Revenue Code of 1986, as amended (the “Qualified Plan Limits”);

WHEREAS, at the beginning of each calendar year, many of the DC Plan Participants who also participate in the 401(k) Plan receive taxable distributions from the 401(k) Plan because their prior year contributions to the 401(k) Plan were in excess of the Qualified Plan Limits; and

WHEREAS, the Company desires to amend the DC Plan to allow the Participants to elect an automatic increase in their Annual Deferral Amount (as defined in the DC Plan) to offset any distributions they receive from the 401(k) Plan as a result of the Qualified Plan Limits.

NOW, THEREFORE, the DC Plan is hereby amended as follows:

1.	Article 1 shall be amended to add the following new Section 1.1 and the remaining Sections shall be renumbered accordingly:

“1.1	“Annual 401(k) Refund Offset Amount” shall mean an amount equal to any forced reduction in a Participant’s 401(k) deferrals for a Plan Year (i) that are refunded to such Participant for any reason (including, but not limited to, as a result of nondiscrimination testing), and (ii) that such Participant has affirmatively elected under this Plan to defer from Annual Base Salary.”

2.	Section 1.3 (as renumbered) shall be deleted in its entirety and replaced with the following:

“1.3

“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Bonus, Directors Fees and Annual 401(k) Refund Offset Amount that a Participant elects to have deferred, and is deferred, in accordance with Article 3 for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.”

3.	Section 3.1 shall be amended to add new Section 3.1(c):

“(c)	Annual 401(k) Offset Amount. Notwithstanding the foregoing, the required minimum deferral amount described above shall not apply to an Annual 401(k) Offset Amount.”

4.	Section 3.2 shall be amended to add new Section 3.2(c):

“(c)	Annual 401(k) Offset Amount. Notwithstanding the foregoing, the maximum deferral percentage described above shall not apply to an Annual 401(k) Offset Amount.”

5.	Section 3.4 shall be deleted and in its entirety and replaced with the following:

“3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll period in equal amounts, as adjusted from time-to-time for increases and decreases in Annual Base Salary. The Bonus and/or Directors Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Directors Fees are, or otherwise would be paid, to the Participant. A pro rata portion of the Participant’s Annual 401(k) Refund Offset Amount, if any, shall be withheld from Annual Base Salary that becomes payable at each regularly scheduled Annual Base Salary payroll period remaining in the Plan Year, commencing with the first Annual Base Salary payroll period following the Participant’s receipt of a forced refund of his or her prior year 401(k) deferrals or as soon as practical thereafter.”

6.	Except as specifically provided in this Amendment, the remaining provisions of the Plan, as amended, shall remain in full force and effect.

The Company has caused this Amendment to be signed by a duly authorized officer effective as of the date first above written.

COMPANY:

PACIFIC CAPITAL BANCORP

By:	/s/ Noma Bruton
Noma Bruton, Plan Sponsor

Date:	December 9, 2010

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